UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 23, 2011

Date of Report (Date of earliest event reported)

NATURAL BLUE RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-128060	13-3134389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 West DeVargas Street, Suite 7, Santa Fe, New Mexico 87501

(Address of principal executive office, including zip code)

(321) 293-7420

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 23, 2011, the Registrant entered into an Agreement (the "Agreement") with Atlantic Acquisitions, LLC, and its wholly owned subsidiary, Atlantic Dismantling and Site Contractors Corp. (collectively, "Atlantic")  pursuant to which Atlantic agreed to assign  all  current and future dismantling projects to a Natural Blue Steel/Atlantic, Inc., a subsidiary to be formed and wholly owned by the Registrant ("NBS Atlantic"). The consideration for the assignment of contracts is 35 million new shares of the Registrant's common stock. The Registrant currently has 55,586,911 outstanding shares.  The Agreement further provides that the profits from NBS Atlantic shall remain with that subsidiary, but that 10% of the profit shall be allocated to the Registrant for corporate overheard. Further, the Registrant agreed to elect Joe Montalto and Erik Perry to the Registrant's Board of Directors. Erik Perry will become the new CEO of the Registrant. Salvatore Tecce shall be president of NBS Atlantic and, together with Joe Montalto, would constitute 2 of the three members of NBS Atlantic's Board of Directors.

The 35 million shares issued pursuant to the Agreement are subject to forfeiture if NBS Atlantic does not receive a minimum of $35 million in gross revenues during the 12 months following the execution of the Agreement. If the gross revenues do total $35 million or more but the company does not receive a minimum of $18 million in financing from sources provided by Atlantic, 5 million shares will be forfeited. The Registrant understands that any financing provided by the Consulting Agreement described below would be credited towards the satisfaction of Atlantic's funding requirement.

On January 23, 2011, the Registrant also entered into an Agreement for Consulting Services (the "Consulting Agreement")  with Watch Harbor Asset Management LLC ("Watch Harbor").  Under the Consulting Agreement, Watch Harbor will consult with the Registrant with respect to fund raising efforts for a period of three years and provide an appropriate person for service on the Registrant's Board of Advisors (to be formed).  The Consulting Agreement calls for the issuance of 10 million new, restricted shares of common stock which are subject to forfeiture in each case if the services are not performed:

Service of Watch Harbor representative on Board of Advisors

- 1 million shares

Introduction to RCI Groupe for debt or equity financing, resulting in a definitive business agreement

- 1 million shares

Execution of a letter of intent for funding which includes proof of funds

- 4 million shares

Initial closing on the letter of intent

- 4 million shares

 Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Agreement described in Item 1.01 above provides that Toney Anaya may resign as the Registrant's chief executive officer and as its director and be replaced by Erik Perry.  Joseph Montalto will also be elected to the Board of Directors.  On January 27, 2011, Toney Anaya resigned as Chief Executive Officer and Director, and Paul Whitford also resigned as a director. Concurrently, Erik Perry was elected as  the Chief Executive Officer and to the Board of Directors, and Joseph Montalto was also elected to the Board of Directors.

Erik Perry was educated as a civil engineer at Worcester Polytechnic Institute and worked as Project Manager in large scale bridge construction for nearly a decade before changing careers to focus attention on the financial industry. As mortgage specialist, Mr. Perry became division head for Reliant Mortgage of Wakefield, Massachusetts overseeing loan transactions totaling an average of $25 million monthly. Mr. Perry is Chief Financial Officer of Atlantic Dismantling.

Mr. Monalto is the President of Atlantic and has over 10 years of experience in the commercial, educational and industrial demolition and construction industries.

Neither Paul Whitford nor Toney Anaya provided written statements with respect to their resignations. Both were provided with a copy of this Current Report prior to filing and declined to provide a written statement.

The following exhibits are filed as a part of this Current Report on Form 8-K:

(c)           Exhibit

10.4

Agreement between the Registrant and Atlantic Acquisitions. Filed with original 8-K.

10.5   Consulting Agreement with Watch Harbor Asset Management, LLC, with confidentiality agreement. Filed with original 8-K.

99.1

Press Release. Filed with original 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed in its behalf by the undersigned, thereunto duly authorized.

NATURAL BLUE RESOURCES, INC.

Dated: February 3, 2011

By:   /s/ Erik Perry__________________

        Erik Perry, Chief Executive Officer